Capital Contribution Transfer Agreement
Transferor:	Shenzhen Huiheng Industry Co. Ltd.

Legal Representative: Registered Place: Registered Address:	Hui Xiaobing China No. 506 Block B, Yingdali Digital Park, Hongmian Road Futian Free Trade Zone, Shenzhen, Guangdong

Transferor: ID No.: Address:	Hui Xiaobing 110105531204181 30-D, Yinhu Jinbiyuan, Shenzhen, Guangdong

Transferee:	Allied Moral Holdings Limited

Authorized Representative: Registered Place: Address:	Huang Jian British Virgin islands (BVI) P.O. Box 957, Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands

Whereas:

1.  Tibet Changdu Shengfeng Industry Development Co., Ltd. (“Tibet Changdu”), a limited liability company which legally established on November 30, 2004 and duly existing;

2.  The Transferors legally owns RMB50 million capital contribution in Tibet Changdu (“Designated Contribution” hereunder), which is 100% registered capital of Tibet Changdu;

3.  The Transferors agree to transfer to the Transferee the Designated Contribution.

After friendly consultations, Transferors and Transferee hereby execute this capital contribution transfer agreement (“Agreement” hereunder) upon matters related to the transfer of the Designated Contribution.

Article 1.  Warranties and Representations of the Parties

1.  The Transferors hereby warrant and represent as follows:

(1)	the Transferors has full legal right, approval and authority to execute this Agreement and to perform its obligations hereunder;

(2)	the execution and performance of this Agreement do not and will not violate any other legitimate obligations assumed by Transferors;

(3)	the Designated Contribution was legally acquired by the Transferors, free from any pledge or encumbrance;

(4)	no any third party claims any rights on Designated Contribution.

2.  The Transferee hereby represents and warrants that:

(1)	the Transferee has full legal right, approval and authority to execute this Agreement and to perform its obligations hereunder;

(2)	the execution and performance of this Agreement do not and will not violate any other legitimate obligations assumed by Transferee.

Article 2.  Transfer of Designated Contribution

1.  In accordance with the terms and conditions of this Agreement, the Transferors agree to transfer to Transferee the Designated Contribution held by Transferors in Tibet Changdu, and Transferee agrees to acquire such Designated Contribution transferred by Transferors under the terms and conditions hereunder.

2.  After the transfer of the Designated Contribution, Transferor shall no longer have any equity investment in Tibet Changdu.

Article 3.  Transfer Price and Its Payment

1.  The Transfer Price for the Designated Contribution shall be RMB50 million. The Transferee shall bear its duties and obligations in Tibet Changdu proportionate to the actually paid up contribution.

2.  Transferor shall pay up the Transfer Price within 180 days since the day of approval.

Article 4.  Registration Procedures and Fees for Transfer

1.  After the Transferee's acquisition of the Designated Contribution, Tibet Changdu shall become a wholly foreign-owned enterprise. Transferors shall urge and cause Tibet Changdu to properly finish the procedures for Designated Contribution's approval and modification within 20 business days since the effective day of this Agreement.

2.  Fees for undertaking the procedures for the Designated Contribution's approval and modification shall be borne by Tibet Changdu.

Article 5.  Special Agreements

1.  After modification registration procedure for the Designated Contribution has been completed and the Transfer Price has been fully paid up by Transferee, the shareholder's rights and obligations in Tibet Changdu originally enjoyed and borne by Transferors for the Designated Contribution shall be completely assumed by Transferee accordingly.

2.  The Transferee shall guarantee that after the transfer of the Designated Contribution, the recruitment, engagement, dismissal, salary, welfare and other matters related to the employees of Tibet Changdu shall be still governed by Chinese Laws and the company regulations of Tibet Changdu. The Transferee should not intervene by any way into the management of employment of Tibet Changdu.

3.  The Transferee shall guarantee that after the transfer of the Designated Contribution, Tibet Changdu shall undertake its already existing credits and debts.

Article 6.  Liabilities for Breach of Contracts

Any party in violation of the provisions of this agreement shall compensate for all economic losses induced to the other party who has fulfilled its obligations.

Article 7.  Applicable Law and of Dispute Settlement

1.  This agreement shall be governed by Chinese Laws.

2.  All disputes under this Agreement, if not settled through friendly negotiation, the dispute shall be submitted for arbitration under the auspices of Shenzhen Arbitration Committee in accordance with its arbitration rules.

Article 8.  Effectiveness and Miscellaneous

1.  This Agreement shall be executed on the date of the signing and sealing by the Transferors and the signing of the authorized representatives by the Transferee respectively.

2.  This Agreement shall be executed in 8 counterparts, two shall be kept by the parties, one shall be kept in the archives of Tibet Changdu, one for record at the registration department of relevant administration for industry and commerce of China, the rest shall be submitted to the approval authority.

Transferor: Shenzhen Huiheng Industry Ltd. Co.
by Legal/Authorized Representative:

Transferor: Hui Xiaobing

Transferee: Allied Moral Holdings Ltd. Co.
by Legal/Authorized Representative:

Place of Signing: Shenzhen, Guangdong
Date of Signing: August 21st, 2006